Exhibit 10.119

November 3, 2003

Pleasant Lake Apts. Limited Partnership
c/o Ramat Securities
23811 Chagrin Boulevard, #200
Beachwood, Ohio 44122

Re:                             Purchase Agreement dated as of September 29, 2003 (the “Purchase Agreement”) by and between Horizon Group Properties, L.P., a Delaware limited partnership (“Horizon Group”), and Pleasant Lake Apts. Limited Partnership (“Pleasant Lake”)

Gentlemen:

This letter will confirm our understanding regarding certain issues in connection with the Purchase Agreement. Pursuant to Section 1(g) of the Purchase Agreement Horizon Group and Pleasant Lake acknowledged and agreed that Horizon Group is currently engaged in a restructuring of debt (the “Restructuring”) at Gretna, Sealy, Traverse City Outlet Centers, LLC, a Delaware limited liability company (“Gretna”).  In connection with the Restructuring, Horizon Group and Pleasant Lake hereby agree that the transaction in which Pleasant Lake will purchase from Horizon Group a total of forty-nine percent (49%) of the membership interests in Gretna (the “Gretna Transaction”) shall be completed prior to the closing on the remaining 49% Membership Interests as contemplated in the Purchase Agreement.

The Gretna Transaction shall be structured as follows:

(i) On November 3, 2003, Pleasant Lake shall pay One Million Nine Hundred and Sixty Thousand Dollars ($1,960,000) to Horizon Group for the 49% Membership Interest in Gretna.  Horizon Group shall deliver to Pleasant Lake an Assignment of Membership Interest evidencing the 49% Membership Interest in Gretna.

(ii) On November 3, 2003, Pleasant Lake shall lend Two Million Forty Thousand Dollars ($2,040,000) to Horizon Group pursuant to a promissory note (the “Note”).  The unpaid principal balance on the Note shall accrue interest at an annual rate equal to eight percent (8%). The Note shall mature on August  3, 2004. The Note shall be guaranteed by Horizon Group Properties, Inc., the general partner of Horizon Group.

(iii) Upon the completion of the Restructuring, which is anticipated to occur on or about November 5, 2003,  Pleasant Lake also shall acquire a forty-nine percent (49%) limited partnership interest in each of Sealy Outlet Center, L.L.C., a Texas limited liability company (“Sealy”) and Traverse City Outlet Center, L.L.C., a Delaware limited liability company (“Traverse City”). Sealy and Traverse City are currently wholly-owned by Gretna.  Horizon Group and/or Gretna shall deliver to Pleasant Lake Assignments of Membership Interests, evidencing the forty-nine percent (49%) limited partnerships in each of Sealy and Traverse City.

(iv) Horizon Group and Pleasant Lake acknowledge and agree that Horizon Group may bid up to $1,600,000 in order to acquire the current note on Sealy.  In the event Horizon Group pays up to $1,600,000 to acquire the note, each partner agrees to contribute its pro rata share of any amount required to satisfy such bid.  In the event the acquisition of the note on Sealy is not to the lender’s satisfaction and Horizon Group does not acquire the current note, Horizon Group shall distribute all excess funds to the partners on a pro rata basis.

(v)All closing deliveries with respect to Gretna required under the Purchase Agreement will be delivered by Horizon Group to Pleasant Lake in connection with the closing of the Gretna Transaction.

(vi) Horizon Group and Pleasant Lake acknowledge and agree that on October 31, 2003 Horizon Group paid $84,000 to obtain its lender’s consent to terminate the Liz Claiborne lease at Sealy.  Horizon Group agrees to contribute the $1,956,000 (that is the $2,040,000 Note less $84,000) and the $1,960,000 into Gretna as a further capital contribution to maintain its fifty-one percent (51%) interest.

This letter agreement shall (a) be binding upon and inure to the benefit of Horizon Group and Pleasant Lake and their respective successors and assigns, (b) may be executed in one or more counterparts and each executed copy shall constitute an original, and (c) shall be governed by and construed in accordance with the laws of the State of Delaware.

If this letter correctly sets forth your understanding with respect to the foregoing, please indicate your acceptance by signing and dating this letter below.

Horizon Group Properties, L.P., A Delaware limited partnership, By: Horizon Group Properties, Inc., Its General Partner

By:
Name:
Its:

Pleasant Lake Apts. Limited Partnership, an Ohio limited partnership, By: Pleasant Lake Apt. Corp. Its General Partner

By:
Name:
Its:

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